UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

R. G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio	43147
(Address of principal executive offices)	(Zip Code)

(614) 864-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7—Regulation FD

Item 7.01 Regulation FD Disclosure.

On September 11, 2013, the Board of Directors of R. G. Barry Corporation (the “Company”) received an unsolicited, non-binding acquisition proposal from Mill Road Capital Management LLC and its affiliated funds (“Mill Road”) to acquire all of the Company’s outstanding common shares at a price of $20.00 per share in cash, subject to due diligence and the negotiation and execution of definitive agreements. As of September 11, 2013, Mill Road was the beneficial owner of 968,189 common shares of the Company or approximately 8.6% of the Company’s outstanding common shares. A copy of Mill Road’s proposal letter was filed by Mill Road with the Securities and Exchange Commission on September 11, 2013 as an exhibit to Amendment No. 2 to its Schedule 13D.

On September 30, 2013, the Company sent to Mill Road a letter requesting information as to Mill Road’s source or sources of financing of its proposed acquisition, the timing related thereto and the likelihood of Mill Road being able to consummate a transaction. The Company’s Board concluded that it needed this information to effectively evaluate the proposal. The Company’s September 30, 2013 letter to Mill Road is included with this filing as Exhibit 99.1.

The Company’s Board of Directors, consistent with its fiduciary responsibilities, and supported by advice from its advisors, will evaluate the Mill Road proposal after the Board receives the requested information.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Letter dated September 30, 2013 to Mill Road Capital Management LLC

*	Furnished herewith electronically

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION

October 1, 2013	By:	/s/ Jose G. Ibarra
Jose G. Ibarra
Sr. Vice President-Finance & CFO

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